Item 27. Exhibit(f)(1)

RESTATED ARTICLES OF INCORPORATION

OF

PACIFIC LIFE INSURANCE COMPANY

These Restated Articles of Incorporation are executed pursuant to the applicable provisions of the Nebraska Business Corporation Act and the Nebraska insurance laws, and such Restated Articles of Incorporation shall be effective upon filing with the Nebraska Secretary of State.

The following Restated Articles of Incorporation contain amendments to the original Articles of Incorporation, which require shareholder approval. Subject to the approval of the Nebraska Department of Insurance, such amendments were recommended by the Board of Directors and adopted and approved by the sole shareholder, which held all the corporation’s outstanding, common and voting stock and by unanimous written consent of the directors of the corporation on the 13th day of June, 2005. At the time of such adoption, there were six hundred thousand (600,000) shares of common stock outstanding, all of which were of the same class and held to be voted the same. The number of shares voting for such amendments was six hundred thousand (600,000) and the number of shares voting against such amendments was zero.

The following Restated Articles of Incorporation shall supersede and replace in their entirety the original Articles of Incorporation and all amendments thereto.

I.

The name of the Corporation is PACIFIC LIFE INSURANCE COMPANY.

II.

The street address of the initial registered office of the corporation in the State of Nebraska is 6003 Old Cheney Road, Lincoln, Nebraska 68156.

The name of the initial registered agent of the corporation at the registered office is National Registered Agents, Inc.

III.

The main administrative office for the transaction of business of the corporation is hereby fixed and located at 700 Newport Center Drive, Newport Beach, California. The principal office in the State of Nebraska is hereby fixed and located at 1299 Farnam Street, Omaha, Nebraska.

IV.

The Corporation was incorporated in the State of California on July 22, 1936.

Upon the approval of these Amended and Restated Articles of Incorporation, Pacific Life Insurance Company be and continue to be possessed of all privileges, franchises and powers to the same extent as if it had been originally incorporated under the laws of the State of Nebraska; and all privileges, franchises and powers belonging to said corporation, and all property, real, personal and mixed, and all debts due on whatever account, all Certificates of Authority, agent appointments, outstanding insurance policies, and all choses in action, shall be and the same are hereby ratified, approved, confirmed and assured to Pacific Life Insurance Company, with like effect and to all intents and purposes as if it had been originally incorporated under the laws of the State of Nebraska.

V.

The purposes, objects and powers of the corporation are:

(a)	The business of the corporation is to be an insurance company and the corporation shall have the power to write, make and issue all types of insurance contracts as authorized by the laws of the State of Nebraska and the Director of Insurance of the State of Nebraska.

(b)	To engage in any lawful business, act or activity for which a corporation may be organized under the Nebraska Business Corporation Act, and being the purpose and intent of this Section V to invest the corporation with the broadest purposes, objects and powers lawfully permitted a corporation formed under the said Act.

(c)	To carry on any and all aspects, ordinary or extraordinary, of any lawful business and to enter into and carry out any transaction, ordinary or extraordinary, permitted by law, having and exercising in connection therewith all powers given to corporations by the laws of the State of Nebraska.

VI.

The Corporation is authorized to issue six hundred thousand shares of Common Stock with a par value of fifty dollars ($50.00) per share, having an aggregate par value of thirty million dollars ($30,000,000). Common Stock shall only be issued to Pacific LifeCorp.

VII.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the Business Corporation Act of the State of Nebraska, as the same may be amended and supplemented.

The corporation shall, to the fullest extent permitted by the provisions of the Business Corporation Act of the State of Nebraska, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing 2005 Restated Articles of Incorporation supersedes the original Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, Pacific Life Insurance Company has caused this 2005 Restated Articles of Incorporation to be executed by its Chief Executive Officer and by its Secretary this 13th day of June 2005.

Pacific Life Insurance Company

By:	TC SUTTON
Its Chief Executive Officer

By:	AUDREY L. MILFS
Its Secretary

3